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                                                     EXHIBIT 99.1

                        CONTACT
                        -------
                                   Christine Mohrmann
                                   Director of Investor Relations
                                   (770) 569-3299

                                   Dave Murray
                                   Neale-May & Partners
                                   (415) 328-5555 ext. 114


               VANSTAR ANNOUNCES PLANNED OFFERING
                 OF CONVERTIBLE TRUST INTERESTS


PLEASANTON, Calif. (August 27, 1996) Vanstar Corporation (VST -
NYSE) today announced that it plans to offer approximately $125,000,000 ($150,000,000 if the over-allotment option is exercised in full) of convertible preferred trust interests in an offering within the United States to qualified institutional buyers and a limited number of other institutional accredited investors and outside the United States to foreign investors.
The trust interests will entitle holders to quarterly distribution payments and will be convertible to shares of Vanstar common stock. The transaction is expected to be structured to permit Vanstar to treat the convertible preferred trust interests as indebtedness for federal income tax purposes.

     The net proceeds of the offering are anticipated to be used to repay a portion of Vanstar's existing long term indebtedness as part of a refinancing plan directed at converting a substantial portion of its long-term variable rate debt to fixed rate debt and reducing its overall interest costs. The refinancing plan also contemplates repayment of the remainder of Vanstar's long term indebtedness with the proceeds of an accounts receivable-based asset securitization transaction to be implemented promptly following consummation of the offering. Management does not anticipate that the effect of these transactions, taken together, will be dilutive. Vanstar expects to complete the refinancing plan, including the offering and the asset securitization transaction, during the course of its current fiscal quarter.

     The Securities to be offered as part of the refinancing will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration thereunder or the availability of an applicable exemption from the registration requirements thereof.

     This press release contains certain forward looking statements that involve risks and uncertainties. Although
Vanstar plans to proceed promptly with the offering and the asset

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securitization, among the risks and uncertainties are that the offerings contemplated herein may not be consummated or that the terms upon which they are consummated may differ materially from those currently contemplated by Vanstar. As a result, the actual results experienced by Vanstar could differ materially from the statements made herein. Recipients of this press release are cautioned not to place undue reliance on the forward looking statements made herein.